FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-03

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: Feb 16 2016 15:17:27

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-NXS5 - PUBLIC NEW ISSUE **PRICE GUIDANCE** $731.053 MM FIXED-RATE CMBS OFFERING

LEAD MANAGER AND SOLE BOOKRUNNER: WELLS FARGO SECURITIES, LLC

CO-MANAGERS: CITIGROUP GLOBAL MARKETS INC. AND NATIXIS SECURITIES AMERICAS LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/MDYS/MSTAR	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	GUIDANCE
A-1	AAAsf/Aaa(sf)/AAA	33.080	30.000%	2.51	45.0%	15.0%	68A
A-2	AAAsf/Aaa(sf)/AAA	121.907	30.000%	4.63	45.0%	15.0%	90A
A-3	AAAsf/Aaa(sf)/AAA	35.827	30.000%	6.97	45.0%	15.0%	Preplaced
A-4	AAAsf/Aaa(sf)/AAA	65.000	30.000%	9.77	45.0%	15.0%	-2 to A6
A-5	AAAsf/Aaa(sf)/AAA	85.000	30.000%	9.81	45.0%	15.0%	Preplaced
A-6	AAAsf/Aaa(sf)/AAA	164.769	30.000%	9.89	45.0%	15.0%	164-165
A-SB	AAAsf/Aaa(sf)/AAA	57.007	30.000%	7.37	45.0%	15.0%	148-150
A-S	AAAsf/Aa2(sf)/AAA	50.320	24.250%	9.89	48.7%	13.9%	200A
B	AA-sf/NR/AA-	52.508	18.250%	9.89	52.5%	12.9%	300-310
C	A-sf/NR/A-	39.381	13.750%	9.89	55.4%	12.2%	450-475
D	BBBsf/NR/BBB	26.254	10.750%	9.97	57.3%	11.8%	675-700

NON-OFFERED CERTIFICATES - PRIVATE

CLASS	FITCH/MDYS/MSTAR	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
A-6FL	AAAsf/Aaa(sf)/AAA	50.000	30.000%	9.89	45.0%	15.0%
E	BBB-sf/NR/BBB-	20.784	8.375%	9.97	58.9%	11.5%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$875,129,836
NUMBER OF LOANS:	64
NUMBER OF PROPERTIES:	116
WA CUT-OFF LTV:	64.3%
WA BALLOON LTV:	56.9%
WA U/W NCF DSCR:	1.65x
WA U/W NOI DEBT YIELD:	10.5%
WA MORTGAGE RATE:	4.898%
TOP TEN LOANS %:	48.1%
WA REM TERM TO MATURITY (MOS):	109
WA REM AMORTIZATION TERM (MOS):	344
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB(48.9%), NATIXIS(33.3%), SPREF(17.8%)

TOP 3 PROPERTY TYPES:	OFFICE (29.2%), RETAIL (26.7%), HOSPITALITY (15.9%)

TOP 5 STATES:	IL(17.2%), NY(15.5%), CA(10.8%), TX(7.6%), MA(6.6%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC

SUBORDINATE CLASS REP:	RIALTO CMBS VIII, LLC OR ANOTHER AFFILIATE OF RIALTO CAPITAL ADVISORS, LLC

DOCUMENTS & TIMING

TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TUES 2/9
ANTICIPATED PRICING:	EARLY WEEK OF 2/15
ANTICIPATED SETTLEMENT:	FEBRUARY 26, 2016

ROADSHOW

MINNEAPOLIS, BREAKFAST:	TUES, 2/9 @ 7:30AM CT, THE GRAND HOTEL
NEW YORK 1x1's:	TUES, 2/9
HARTFORD, BREAKFAST:	WED, 2/10 @ 8:30AM ET, MAX'S DOWNTOWN
BOSTON:	WED, 2/10 @ 12:00PM ET, THE LANGHAM
CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM

REVIEW CODE: WFCMNXS5

FINAL LINK: www.netroadshow.com/nrs/wp/default.html?show=bdb93c

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you many obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see:

https://www.wellsfargo.com/com/disclaimer/wfsjb4.